Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-176222 on Form S-8 of our report dated September 19, 2012 relating to the consolidated financial statements of IF Bancorp, Inc. and subsidiary as of June 30, 2012 and 2011 and for the years then ended appearing in this Annual Report on Form 10-K.

/s/ BKD, LLP

Decatur, Illinois

September 19, 2012